Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Liberty Star Uranium & Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule		Amount Registered (1) / (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock par value $0.00001	457	(c)	7,260,484	$0.247	$1,793,339.548	$0.0001531	$274.56
Fees Previously Paid	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$1,793,339.548		$274.56
	Total Fees Previously Paid								$—
	Total Fee Offsets								$—
	Net Fee Due								$274.56

(1) The shares will be offered for resale by the selling stockholder pursuant to the prospectus contained in the Registration Statement.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered in the Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($.247) and low ($.23) sale price of the registrant’s common stock on 10.04.2024 as reported on the OTCQB Market, which date is within five business days prior to filing this registration statement.